EXHIBIT 99

[LOGO]	FOR IMMEDIATE RELEASE
CONTACT: CONWAY G. IVY
SENIOR VICE PRESIDENT, CORPORATE
PLANNING AND DEVELOPMENT
216-566-2102
NEWS:

The Sherwin-Williams Company — 101 Prospect Avenue, N.W. -
Cleveland, Ohio 44115 — (216) 566-2140
     CLEVELAND, OHIO, October 25, 2005 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter and nine months ended September 30, 2005. Compared to 2004, consolidated net sales increased 17.9% to $2.0 billion in the quarter and 18.8% to $5.5 billion in nine months. Diluted net income per common share increased 16.3% in the quarter to $1.07 per share from $.92 per share in 2004 and 27.6% in nine months to $2.73 per share from $2.14 per share last year.
     The consolidated net sales gains in the third quarter and nine months were due primarily to strong sales performances by stores open for more than twelve calendar months, acquisitions in the Paint Stores and Consumer Segments and improvements in the Automotive Finishes and International Coatings Segments. Acquisitions, including Duron, Inc. and Paint Sundry Brands Corporation acquired in September 2004, added $102.1 million, or 6.1%, to net sales in the third quarter of 2005 and $367.1 million, or 8.0%, to net sales in nine months.
     The increase in diluted net income per common share of $.15 per share in the quarter resulted primarily from a $.12 per share increase in improved operating performance and profit contributions of acquisitions. The increase in diluted net income per common share of $.59 per share in nine months was due primarily to a $.41 per share increase in improved operating performance and profit contributions of acquisitions.
     Net sales in the Paint Stores Segment increased 22.2% to $1.4 billion in the quarter and 23.9% to $3.7 billion in nine months due primarily to strong domestic architectural paint sales to contractor customers, increased sales to do-it-yourself (DIY) customers and improved industrial maintenance and product finishes sales. The acquisition of Duron, Inc. added approximately 6.6% to this Segment’s net sales in the quarter and 9.0% in nine months. Net sales from stores open for more than twelve calendar months increased 14.0% in the quarter and 13.2% in nine months over last year. Paint Stores Segment operating profit increased 9.8% to $185.1 million in the quarter and 23.5% to $450.7 million in nine months. The operating profit increase in the third quarter was due primarily to increased sales volume, effective SG&A expense control and higher selling prices that partially offset increased raw material costs. For nine months, operating profit increased primarily due to increased sales volume, the profit contribution of Duron, Inc., effective SG&A control and higher selling prices that partially offset increased raw material costs.

     Net sales of the Consumer Segment increased in the quarter 4.5% to $361.2 million and increased in nine months 6.8% to $1.1 billion. The sales improvements were due to acquisitions, including Paint Sundry Brands Corporation, that added approximately 8.0% to net sales in the quarter and approximately 9.1% to net sales in nine months. Net sales increases in the Consumer Segment resulting from new product introductions, increased paint sales volume and selling price increases were more than offset by the elimination of a paint program with a customer, lower sales to certain major retail customers of this Segment as they continue to drive up inventory turns and sluggish retail sales at some of the Segment’s other customers. Operating profit of this Segment declined 2.6% to $53.0 million in the quarter and 2.6% to $169.0 million in nine months. The operating profit declines were due to continued significant escalation in raw material cost increases. Selling price increases, tight expense control, profit contributions from acquisitions and better factory utilization resulting from higher volume through the Paint Stores Segment only partially offset these raw material cost increases.
     Net sales in the Automotive Finishes Segment increased 11.3% in the quarter to $145.5 million and 9.5% in nine months to $419.0 million. The sales increases were due primarily to increased paint sales volume, selling price increases and the impact of favorable currency exchange rates. The impact of favorable currency exchange rates increased net sales of this Segment by 3.8% in the quarter and 2.8% in nine months. Operating profit of this Segment declined $5.2 million to $9.6 million in the quarter and declined $1.0 million to $42.1 million in nine months. This Segment’s operating profit was negatively impacted by a loss of $7.9 million sustained in the third quarter resulting from the disposition of its majority interest in a joint venture in China. Operating profit of this Segment was favorably impacted in the quarter and nine months by effective expense control and increased sales that partially offset significant increases in raw material costs. There was no significant impact on operating profit in the quarter or nine months due to currency exchange fluctuations.
     Net sales in the International Coatings Segment increased 25.9% to $101.5 million in the quarter and 22.8% to $286.2 million in nine months. The net sales increases in U. S. dollars were due primarily to increased net sales in local currencies of 9.9% in the quarter and 11.1% in nine months that were enhanced by the impact of favorable currency exchange rates. The sales increases in local currencies were due primarily to volume gains and selling price increases in South America. The International Coatings Segment operating profit improved to $8.4 million from $4.5 million in the third quarter last year and increased to $15.7 million from $10.5 million in nine months last year. The improvements in the operating profit from last year were due primarily to increased sales in local currencies, favorable currency exchange rates and improved operating efficiencies related to additional manufacturing volume which were partially offset by continued significant escalation in cost increases of many raw materials.
     The Company acquired 2,325,629 shares of its common stock through open market purchases during the quarter and had remaining authorization at September 30, 2005 to purchase 4,397,271 shares.
     Commenting on the third quarter and nine months results, Christopher M. Connor, Chairman, President and Chief Executive Officer, said, “We are pleased that in 2005 we have been able to achieve higher net sales based in large part on volume gains and apparent market share gains. We are also pleased with the increased 2005 diluted net income per share amounts that our dedicated employees have worked hard to obtain in spite of many cost and competitive pressures. We are proud that we were able to continue our annual increase in the quarterly cash dividend paid to our shareholders. However, we are amazed by the continuing rapid escalation in raw material costs. Unfortunately, these cost increases continue to put downward pressure on our gross margins. Though we are maintaining tight control over expenses, we have no other alternative than to implement certain price increases.

     “We continue to be encouraged by the strong sales increases across all product categories in our Paint Stores Segment which helped mitigate much of the significant escalating raw material cost increases. We remain concerned about the sluggish paint sales in the Consumer Segment, the sales softness at some of that Segment’s retail customers and the negative impact on margins of raw material costs that need to be recovered through price increases. Although the Consumer Segment’s operating profit felt the accelerating decline in gross margins during the quarter, we continue to be optimistic that this Segment will manage through raw material cost increases and improve sales in the long-term. The acquisitions of Duron and Paint Sundry Brands, though annualized during the third quarter, continue to have a favorable impact on both net sales and operating profit. We are encouraged by the continued steady improvements in sales and operational performance of our Automotive Finishes and International Coatings Segments.
     “In the fourth quarter, with the annualization of the largest acquisitions behind us, we anticipate achieving a mid-single digit percentage increase in consolidated net sales over last year’s fourth quarter. With sales at that level, we expect diluted net income per common share for the fourth quarter to be in the range of $.41 to $.49 per share compared to $.57 per share last year. During the fourth quarter 2004, a reduction in the annual effective tax rate resulting from the favorable effects of recent tax legislation increased fourth quarter net income by approximately $11.6 million, or approximately $.08 per share. We expect the effective tax rate for the full year 2005 will be below the rate for the full year 2004. We last commented on July 21, 2005 that we expected that the percentage increase in our annual consolidated net sales for 2005 would be in the mid-to-high-teens over 2004 and diluted net income per common share for the year 2005 would be in the range of $3.20 to $3.30 per share. We now anticipate that the percentage increase in our annual consolidated net sales for 2005 will be in the mid-teens over 2004. With annual sales at that level, we expect diluted net income per common share for the year 2005 to be in the range of $3.15 to $3.23 per share compared to $2.72 per share earned in 2004.”
     The Company will conduct a conference call to discuss its financial results for the third quarter and nine months, and its outlook for the fourth quarter and full year 2005, at 11:00 a.m. ET on October 25, 2005. The conference call will be webcast simultaneously. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on Press Room, then choose Corporate Press Releases in the Corporate Information box and click on the webcast icon following the reference to the October 25th release. The webcast will also be available on Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Thursday, November 3, 2005 at 5:00 p.m. ET.
     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
Thousands of dollars, except per share data	2005	2004	2005	2004
Net sales	$1,976,728	$1,677,130	$5,480,631	$4,614,606
Cost of goods sold	1,136,983	933,585	3,141,946	2,578,017
Gross profit	839,745	743,545	2,338,685	2,036,589
Percent to net sales	42.5%	44.3%	42.7%	44.1%
Selling, general and administrative expenses	602,517	527,124	1,737,177	1,526,073
Percent to net sales	30.5%	31.4%	31.7%	33.1%
Interest expense	12,092	10,235	37,612	28,987
Interest and net investment income	(1,329)	(1,734)	(3,090)	(4,274)
Other expense — net	7,471	3,116	20,781	6,643

Income before income taxes and minority interest	218,994	204,804	546,205	479,160
Income taxes	66,970	71,681	156,726	167,706
Minority interest	416	260	1,356	685

Net income	$151,608	$132,863	$388,123	$310,769

Net income per common share:
Basic	$1.11	$0.95	$2.82	$2.20

Diluted	$1.07	$0.92	$2.73	$2.14

Average shares and equivalents outstanding — basic	136,911,347	140,197,680	137,618,594	141,179,049

Average shares and equivalents outstanding — diluted	141,227,468	144,665,013	141,972,327	145,103,213

Additional information regarding the Company’s financial results can be found on the Internet at “www.sherwin.com”, click on Press Room, then choose Corporate Press Releases in the Corporate Information box and click on the October 25th release.

4